CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 21, 2015, relating to the financial statements and financial highlights which appear in the October 31, 2015 Annual Report to Shareholders of Western Asset Macro Opportunities Fund (one of the funds comprising Western Asset Funds, Inc.), which is incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial highlights”, “The Funds’ Independent Registered Public Accounting Firm”, and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland

February 19, 2016